Exhibit 99.1

American Public Education Reports First Quarter 2013 Results

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--May 9, 2013--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended March 31, 2013.

Recent Highlights:

  Net course registrations increased to approximately 109,700 in the first quarter of 2013, a year-over-year increase of 9%.
  Net course registrations by new students in the first quarter of 2013 were approximately 19,100, a decrease of approximately -7% over the same period of 2012.
  First quarter 2013 revenues increased 11% to $83.8 million, compared to $75.8 million in the first quarter of 2012.
  Income from operations before interest income and income taxes in the first quarter of 2013 increased 22% to $18.2 million, compared to $14.9 million in the same period of 2012.
  Net income for the first quarter of 2013 increased 25% to $11.4 million, or $0.63 per diluted share, compared to $9.1 million, or $0.50 per diluted share, in the same period of 2012.

Financial and Other Results:

Total revenues for the first quarter of 2013 increased 11% to $83.8 million, compared to total revenues of $75.8 million in the first quarter of 2012. Income from operations before interest income and income taxes in the first quarter of 2013 increased 22% to $18.2 million, compared to $14.9 million in the same period of 2012. Stock-based compensation expense reduced each period’s operating income by approximately $1.0 million in the first quarter of 2013 and in the first quarter of 2012.

Net income for the first quarter of 2013 was $11.4 million, or $0.63 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $9.1 million, or $0.50 per diluted share for the first quarter of 2012, including $0.03 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the first quarter of 2013 and for the first quarter of 2012 were approximately 18.0 million and 18.2 million, respectively.

Total cash and cash equivalents as of March 31, 2013 were approximately $120.6 million with no long-term debt. Cash from operations for the three months ended March 31, 2013 was approximately $20.6 million, compared to $14.8 million in the same period of 2012. Capital expenditures were approximately $5.9 million for the three months ended March 31, 2013, compared to $6.6 million in the prior year period. Depreciation and amortization was $3.2 million for the three months ended March 31, 2013 and $2.7 million for the same period of 2012.

Net Course Registrations: For the three months ended March 31,

	2013	2012	% Change
Net Course Registrations by New Students	19,100	20,500	-7%
Net Course Registrations	109,700	101,000	9%
Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Net course registrations and net course registration growth rates include registrations for certain one-credit courses (non-lab courses) and other non-credit registrations in the current and prior year periods.

Second Quarter 2013 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

The Company believes that the temporary suspension of Department of Defense (DoD) voluntary education Tuition Assistance (TA) programs negatively impacted net course registrations in the months of April and May 2013.

As a result of the temporary suspension of TA, sequestration-related events and other possible factors, American Public Education anticipates second quarter 2013 net course registrations by new students to decline between -14% and -10% year-over-year; net course registrations to increase between approximately 9% and 12% year-over-year; and revenues to increase between approximately 10% and 13% over the prior year period.

In the second quarter of 2013, the Company expects net income to be between $0.53 and $0.58 per diluted share, which includes approximately $0.02 to $0.03 per diluted share of legal and financial due diligence expenses incurred in connection with the Company's review of potential transactions.

Webcast:

A live webcast of the Company’s first quarter earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 100,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
	(Unaudited)

Revenues	$83,840	$75,822
Costs and expenses:
Instructional costs and services	28,405	27,853
Selling and promotional	16,539	14,371
General and administrative	17,479	16,072
Depreciation and amortization	3,207	2,656

Total costs and expenses	65,630	60,952

Income from operations before interest income and income taxes	18,210	14,870
Interest income, net	64	21

Income before income taxes	18,274	14,891
Income tax expense	6,850	5,808
Equity investment loss, net of taxes	48	-

Net income	$11,376	$9,083

Net Income per common share:
Basic	0.64	$0.51

Diluted	0.63	$0.50

Weighted average number of common shares:
Basic	17,764	17,854

Diluted	18,000	18,234

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA, 304-724-3722
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Vice President, Investor Relations